CSI Compressco LP Announces Quarterly Distribution

THE WOODLANDS, Texas, October 15, 2021 /PRNewswire/ -- CSI Compressco LP ("CSI Compressco") (NASDAQ: CCLP) announced today that the board of directors of its general partner has declared a cash distribution attributable to the quarter ended September 30, 2021 of $0.01 per outstanding common unit, or $0.04 per outstanding common unit on an annualized basis. This cash distribution will be paid on November 12, 2021 to all common unitholders of record as of the close of business on October 25, 2021.
About CSI Compressco
CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of approximately 4,900 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco’s General Partner is owned by Spartan Energy Partners LP. This news release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). CSI Compressco's distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

SOURCE: CSI Compressco LP

For further information, please contact: Jon Byers, CFO, CSI Compressco LP, The Woodlands, Texas, Phone: 281.364.2279, www.csicompressco.com

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